Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into as of January 1, 2010 (the "Effective Date"), by and among Deep Down, Inc., a Nevada corporation (the "Company") and Ronald E. Smith (the "Executive”).

WITNESSETH:

WHEREAS, the Company has determined that it is in its best interests and those of its shareholders to retain the Executive;

WHEREAS, the Company desires to employ the Executive on the terms set forth below to provide services to the Company and its affiliated companies, and the Executive is willing to accept such employment and provide such services on the terms set forth in this Agreement;

WHEREAS, the Company and the Executive previously entered into an Employment Agreement  (the "Employment Agreement") dated and effective as of August 6, 2007 pursuant to which certain services of the Executive have been provided to the Company on the terms set forth therein;

WHEREAS, the Company and the Executive desire to amend and restate the Employment Agreement and further desire to enter into this Agreement, which has been drafted to comply with Section 409A of the Internal Revenue Code of 1986, as amended; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1.  Certain Definitions.

(a) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(c) "Board" shall mean the Board of Directors of the Company.

(d) "Cause" shall mean:

(i) the continued failure of the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), which such failure continues or remains uncorrected twenty (20) days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Executive has not substantially performed the Executive's duties, or

(ii) a judicial determination that Executive has engaged in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a more senior officer of the Company or based upon the advice of counsel for the Company (which may be counsel employed by the Company or its subsidiaries) shall be conclusively presumed to not give rise to Cause.

(e) "Change of Control" shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of more than thirty percent (30%) or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Shares") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), excluding any Person who becomes such a Beneficial Owner in connection with the issuance of equity securities directly by Company to such Person in a Board approved equity financing or otherwise in connection with a transaction that complies with clauses (A) and (B)  of paragraph (iii) below;

(ii) individuals, who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Incumbent Board (including in connection with an equity financing by the Company or in connection with preparing for a listing of Company equity securities on a national stock exchange) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) the consummation of a reorganization, merger, amalgamation, consolidation, scheme of arrangement, exchange offer or similar transaction of the Company or any of its subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company's Assets (each, a "Business Combination"), unless, following such Business Transaction or series of related Business Transactions, as the case may be, (A) individuals and entities (which, for purposes of this Agreement, shall include, without limitation, any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity) who were the beneficial owners, respectively, of more than fifty percent (50%) of, respectively, the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's Assets either directly or through one (1) or more subsidiaries or entities), as the case may be, (B) no person (excluding any entity resulting from such Business Transaction or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, then the outstanding shares of common stock of the entity resulting from such Business Transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Transaction, and (C) at least a majority the members of the board of directors (or other governing body) of the entity resulting from such Business Transaction were members of the Incumbent Board at the time of the approval of such Business Transaction; or

(iv) approval or adoption by the Board of Directors or the shareholders of the Company of a plan or proposal which would result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company's Assets or the dissolution of the Company.

(f) "Company" shall mean Deep Down, Inc., a Nevada corporation, or any successor thereto, including (but not limited to) any Entity into which Deep Down, Inc. is merged, consolidated or amalgamated, or any Entity otherwise resulting from a Business Transaction.

(g) "Company's Assets" shall mean the assets (of any kind) owned by the Company, including (but not limited to) the securities of the Company's Subsidiaries and any of the assets owned by the Company's Subsidiaries.

(h) "Disability" shall mean the absence of the Executive from performance of the Executive's duties with the Company on a substantial basis for one hundred twenty (120) calendar days within any 12-month period as a result of incapacity due to mental or physical illness.

(i) "Employment Period" shall mean the period commencing on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that commencing on the third anniversary of the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Employment Period shall be automatically extended for an additional annual period(s) (until the next annual anniversary of the Effective Date), unless, at least ninety (90) days prior to the applicable Renewal Date, the Company shall give notice to the Executive that the Employment Period shall not be so extended.

(j) "Entity" shall mean any corporation, partnership, association, joint-stock company, limited-liability company, trust, unincorporated organization or other business entity.

(k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(l) "Good Reason" shall mean the occurrence of any of the following:

(i) except as provided herein regarding a Change of Control, the assignment to the Executive of any position, authority, duties or responsibilities that are not materially consistent with the Executive's position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company after receipt of notice thereof given by the Executive;

(ii) any material failure by the Company to comply with any of the material provisions of this Agreement (including, without limitation, its obligations under Section 3(a)) or any other agreements between the Executive and the Company, other than any failure not occurring in bad faith and which is remedied by the Company after receipt of notice thereof given by the Executive;

(iii) any material reduction to Executive's Annual Base Salary (as such term is defined in Section 3(b)) or Executive's bonus, retirement, pension, savings, life insurance, medical, health and accident, or disability plans;

(iv) the Company's requiring the Executive to be based at any office or location other than as provided in Section 3(a)(i) hereof;

(v) any failure by the Company to comply with and satisfy Section 9(b) of this Agreement;

(vi) the failure of Executive and Company to mutually agree to the criteria, terms and conditions for calculation of the Annual Bonus (as defined in Section 3(b)(ii) within thirty (30) days after the date such criteria are communicated to Executive.

In the event of a Change of Control or other Business Transaction, following the Change of Control or the consummation of such other Business Transaction, "Good Reason" shall be deemed to exist in the event Executive is assigned to any position, authority, duties or responsibilities that are (A) not at or with the ultimate parent company of the successor to the Company or the Entity surviving or resulting from such Business Transaction, or (b) materially inconsistent with the Executive's position (including status, offices, titles and excluding Executive's reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a).

(m) "IRS" shall mean the Internal Revenue Service.

(n) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (iv) a corporation or other Entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of Outstanding Company Common Shares.

(o) "Section 409A" means Section 409A of the Internal Revenue Code of 1986, as amended.

(p) "Section 409A Amounts" means those amounts that are deferred compensation subject to Section 409A.

(q) "Separation From Service" shall have the meaning ascribed to such term in Section 409A.

(r) "Subsidiary" shall mean any majority-owned subsidiary of the Company or any majority-owned subsidiary thereof, or any other Entity in which the Company owns, directly or indirectly, a majority of the economic interest therein.

2.  Employment Period. The Company and Executive hereby agree that unless this Agreement is earlier terminated as provided for herein, the Company will continue to employ throughout the Employment Period.

3.  Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive's position (including status, offices, titles, authority, duties and responsibilities) shall be President of the Company. The Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than thirty-five (35) miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours for a similarly situated executive to the reasonable business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities in clause (A), (B), and (C) together do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that such activities have been conducted by the Executive prior to the date hereof, and are listed on Exhibit A, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

(b) Compensation.

(i) Base Salary.  During the Employment Period, the Executive shall receive an annualized base salary (the "Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve (12) times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs.  During the Employment Period, the Annual Base Salary shall be reviewed no more than twelve (12) months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at lease annually.  Any increase in the Annual Base Salary may not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary shall not be reduced after any such increase and the Annual Base Salary as utilized in this Agreement shall refer to the Annual Base Salary as so increased.

(ii) Annual Bonus.  In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year during the Employment Period, an annual bonus (the "Annual Bonus") in cash.  Within the first three (3) months of each fiscal year, the Board shall propose the criteria, terms and conditions for meeting the targets (i) in the Company's Executive Officer Annual Incentive Program, provided that the Executive’s target shall be at least equal to the Executive’s target for the fiscal year prior to the Effective Date or equal to an increase in the target given to any other peer executive after the Effective Date, or if higher, (ii) under any annual incentive plan or discretionary award by the Company to other peer executives which is enacted or approved after the Effective Date.  The Annual Bonus will be paid no later than two and a half months after the end of the fiscal year following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement which meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

(iii) Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the whole, than the most favorable of those provided by the Company for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company, subject to the terms and conditions of the applicable plans, practices, policies and programs.

(iv) Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in all welfare benefit and retirement plans, practices, policies and programs provided by the Company; including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs (the “Plans”) from time to time to the extent applicable generally to, and no less favorable than those provided to other peer executives at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company. The Company shall pay 100% of all premiums with respect to such Plans.

(v) Fringe Benefits.  During the Employment Period, the Executive shall be entitled to such fringe benefits (including, without limitation, payment of cellular telephone, vehicle allowance, payment of club dues, payment of professional fees and taxes and related expenses, as appropriate) in accordance with the plans, practices, programs and policies of the Company for other peer executives at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company.  Notwithstanding the foregoing, no amounts shall be payable under this Section 3(b)(v) to the extent that such amounts are Section 409A Amounts.

(vi) Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive subject to the terms of the Company's applicable expense reimbursement policies applicable to other peer executives at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company.  Notwithstanding the foregoing, no amounts shall be payable under this Section 3(b)(vi) to the extent that such amounts are Section 409A Amounts.

(vii) Vacation.  During the Employment Period, the Executive shall be entitled to up to four (4) weeks paid vacation per calendar year or such greater amount of paid vacation as may be applicable generally to other peer executives at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company.  To the extent not used in any fiscal year, Executive may carry over up to eight (8) weeks of paid vacation to a subsequent calendar year.

(viii) Legal Fees.  In the event of any dispute between Company and Executive as to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance of this Agreement, Executive shall be entitled to reimbursement of all legal fees and expenses incurred by him, if Executive is the prevailing party in any such dispute, or any litigation, arbitration or other proceedings arising out of such dispute.

(c) Certain Additional Payments by the Company.

(i) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company or any of its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plan, agreement or contract or otherwise, but determined without regard to any additional payments required under this Section 3(c)) (a “Payment”) would be subject to any additional tax or excise tax imposed by sections 409A, 457A or 4999 of the Code (and any successor provisions or sections to sections 409A, 457A and 4999) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to promptly receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Any Gross Up Payment shall be made by the Company at least 10 days prior to the date that the Executive is required to remit to the relevant taxing authority any federal, state and local taxes imposed upon the Executive, including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such amounts.  Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Executive would otherwise be entitled under this Section 3(c)(i) during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service.  All reimbursements by the Company under this Section 3(c)(i) shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred.

(ii) Subject to the provisions of Section 3(c)(iii), all determinations required to be made under this Section 3(c), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by PricewaterhouseCoopers or, as provided below, such other certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 3(c), shall be paid by the Company to the Executive within five (5) days after the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm, absent manifest error, shall be binding upon the Company and the Executive, subject to the last sentence of Section 3(c)(i), and in no event later than the payment deadline specified in Section 3(c)(i).  As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 3(c)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, subject to the last sentence of Section 3(c)(i), and in no event later than the payment deadline specified in Section 3(c)(i).

(iii) The Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment (or an additional Gross-Up Payment) in the event the IRS seeks higher payment.  Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim,

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C) cooperate with the Company in good faith in order to effectively contest such claim, and

(D) permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred at any time during the period that ends ten (10) years following the lifetime of the Executive in connection with such proceedings and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 3(c)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  The Company shall not direct the Executive to pay such a claim and sue for a refund if, due to the prohibitions of section 402 of the Sarbanes-Oxley Act of 2002, the Company may not advance to the Executive the amount necessary to pay such claim.  All such costs and expenses shall be made by the Company at least ten (10) days prior to the date that the Executive is required to pay or incur such costs and expenses.  The costs and expenses that are subject to be paid by the Company pursuant to this Section 3(c)(iii) shall not be limited as a result of when the costs or expenses are incurred.  The amounts of costs or expenses that are eligible for payment pursuant to this Section 3(c)(iii)(D) during a given taxable year of the Executive shall not affect the amount of costs or expenses eligible for payment in any other taxable year of the Executive.  The right to payment of costs and expenses pursuant to this Section 3(c)(iii)(D) is not subject to liquidation or exchange for another benefit.  Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Executive would otherwise be entitled under this Section 3(c)(iii)(D) during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service.  All reimbursements by the Company under this Section 3(c)(iii)(D) shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred.

(iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(c)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 3(c)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(c)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall not be required to be repaid.

(v) Any provision in this Agreement or any other plan or agreement to the contrary notwithstanding, if the Company is required to pay a Gross-Up Payment pursuant to the provisions of this Agreement and pursuant to the provisions of another plan or agreement, then the Company shall pay the total of the amounts determined pursuant to this Agreement and the provisions of such other plan or agreement.

4.  Termination of Employment.

(a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may provide the Executive with written notice in accordance with this Agreement of its intention to terminate the Executive's employment.  In such event, the Executive's employment with the Company shall terminate effective thirty (30) days after receipt of such notice by the Executive (the "Disability Effective Date"), provided that within the thirty (30)-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.  In addition, if a physician selected by the Executive determines that the Disability of the Executive has occurred, the Executive (or his representative) may provide the Company with written notice in accordance with this Agreement of the Executive's intention to terminate his employment.  In such event, the Disability Effective Date shall be thirty (30) days after receipt of such notice by the Company.

(b) Cause.  The Company may terminate the Executive's employment during the Employment Period for Cause.

(c) Good Reason.  The Executive's employment may be terminated by the Executive at any time during the Employment Period for Good Reason.

(d) By the Company without Cause.  The Executive's employment may be terminated by the Company at any time during the Employment Period without Cause and not pursuant to the provisions of Section 4(a) above, at any time upon providing Executive a Notice of Termination pursuant to Section 4(f) below.

(e) By the Executive without Good Reason.  The Executive's employment may be terminated by the Executive at any time during the Employment Period without good Reason at any time upon providing the Company a Notice of Termination pursuant to Section 4(f) below.

(f) Notice of Termination.  Any termination by one party during the Employment Period for any reason other than Executive's death shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(d) of this Agreement.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date, in the case of a notice by the Company for termination pursuant to Section 4(d), or by the Executive for termination pursuant to Section 4(e), shall be at least thirty (30) days after the giving of such notice; provided, however that in the event of a termination by Executive pursuant to Section 4(e), the Company may accept Executive's resignation and terminate his employment prior to the termination date set forth in the Notice of Termination).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(g) Date of Termination.  "Date of Termination" shall mean:

(i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be;

(ii) if the Executive's employment is terminated by the Company other than for Cause or by the Executive without Good Reason, the Date of Termination shall be the termination date specified in the Notice of Termination, unless an earlier date is designated by the Company in the event of Executive's termination without Good Reason; and

(iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5.  Obligations of the Company Upon Termination.

(a) Benefit Obligation and Accrued Obligation Defined.  For purposes of this Agreement, "Benefit Obligation" shall mean all benefits to which the Executive (or his designated beneficiary or legal representative, as applicable) is entitled or has become vested (or becomes entitled or vested as a result of termination) under the terms of all employee benefit and compensation plans, agreements and arrangements (collectively, "Benefit Plans") in which the Executive is a participant as of the Date of Termination.  "Accrued Obligation" means the sum of (x) the Executive's Annual Base Salary through the Date of Termination for periods through but not following his Separation From Service and (y) any accrued vacation pay earned by the Executive subject to any applicable Company policies on carryover of accrued vacation pay, and in each case, to the extent not theretofore paid.

(b) Death, Disability.  If, during the Employment Period, the Executive's employment is terminated by reason of the Executive's death or Disability:

(i) the Company shall pay to the Executive (or Executive's heirs, beneficiaries or representatives, as applicable) in a lump sum in cash, within thirty (30) days after the Date of Termination, the Accrued Obligation; and

(ii) the Company shall pay or cause the Executive (or Executive's heirs, beneficiaries or representative, as applicable) to be paid the Benefit Obligation at the times specified in and in accordance with the terms of the applicable Benefit Plans.

(c) Good Reason or Other Than for Cause.  If, during the Employment Period, the Executive is terminated by the Executive for Good Reason or by the Company for any reason other than for Cause, then:

(i) The Company shall pay to the Executive, at the times specified in Section 5(c)(ii) below, the following amounts:

(A) the Accrued Obligation,

(B) the Benefit Obligation,

(C) a lump sum in cash equal to one (1) times the Executive's Annual Base Salary (at the rate in effect as of the Date of Termination); provided, however, that if such termination occurs prior to the date that is twelve (12) months following a Change of Control, then the amount of such lump sum cash payment shall be equal to three (3) times the Executive's Annual Base Salary (at the rate in effect as of the Date of Termination),

(D) a lump sum in cash equal to the average annual bonus paid to the Executive for the prior two (2) full fiscal years preceding the Date of Termination; provided, however, that if such termination occurs prior to the date that is twelve (12) months following a Change of Control, then the amount of such lump sum cash payment shall be equal to two (2) times the average Annual Bonus paid to the Executive for the prior two (2) full fiscal years preceding the Date of Termination,

(E) a lump sum in cash equal to a pro rata portion of the Annual Bonus payable for the period in which the Date of Termination occurs based on actual performance under the Company's annual incentive bonus arrangement; provided, however, that such pro rata portion shall be calculated based on Executive's Annual Bonus for the previous fiscal year; provided, further that if no previous Annual Bonus has been paid to ex-Executive, then the lump sum cash payment shall be no less than fifty (50) percent of Executive’s Annual Base Salary, and

(F) if such termination occurs prior to the date that is twelve (12) months following a Change of Control, then each and every share option, restricted share award and other equity-based award that is outstanding and held by the Executive shall immediately vest and become exercisable.

(ii) The Company shall pay the Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable Benefit Plans.  The Company shall pay the Executive the amounts described under Section 5(c)(i)(A) within thirty (30) days after the Date of Termination.  The Company shall pay to the Executive the amounts or benefits described in Sections 5(c)(i)(C) and 5(c)(i)(D) within ninety (90) days following the date of Executive's Separation From Service if he is not a Specified Employee or on the date that is six (6) months following the date of his Separation From Service if he is a Specified Employee.  The term "Specified Employee" means a person who is a "specified employee" within the meaning of Section 409A.  Amounts payable pursuant to Section 5(c)(i)(E) will be paid at time payment is made to employees generally pursuant to the terms of the Company's annual incentive bonus arrangement or, if Executive is a Specified Employee, on the date that is six (6) months following the date of his Separation From Service, if later.

(iii) Payments to the Executive under this Section 5(c) (other than the Accrued Obligation and the Benefit Obligation) are contingent upon the Executive's execution (and non-revocation) of a release substantially in the form of Exhibit A hereto no later than sixty (60) days following Executive's Separation From Service.

(d) Cause.  If the Executive's employment is terminated by the Company for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (x) the Accrued Obligation and (y) the Benefit Obligation in accordance with the terms of the applicable Benefit Plans.  In such case, the Accrued Obligation shall be paid to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination and the Benefit Obligation shall be paid in accordance with the terms of the applicable Benefit Plans.

(e) Termination by Executive Other Than for Good Reason.  If the Executive voluntarily terminates his employment during the Employment Period for any reason other than for Good Reason, the Executive's employment shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligation and the Benefit Obligation and the rights provided in Section 6.  In such case, the Accrued Obligation shall be paid to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination and the Benefit Obligation shall be paid in accordance with the terms of the applicable Benefit Plans.

(f) General.  Notwithstanding anything herein to the contrary, if the Executive is a Specified Employee on the date of his Separation From Service, any payments or benefits hereunder that are deferred compensation subject to Section 409A, are payable upon his Separation From Service, and are not otherwise exempt from Section 409A, shall not be paid during the six-month period commencing on the date after the Executive's Separation From Service (the "Waiting Period"), and on the first business day following the expiration of the Waiting Period all payment and benefits that were payable during the Waiting Period will be paid to the Executive in a cash lump sum payment, without interest, and thereafter payments and benefits will be paid as provided herein.

6.  Other Rights.  Except as provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company.  Except as otherwise provided herein, amounts which are vested benefits, which vest according to the terms of this Agreement or which the Executive is otherwise entitled to receive under any of the Benefit Plans or any other plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement.

7.  Full Settlement.

(a) No Rights of Offset.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

(b) No Mitigation Required.  The Company agrees that, if the Executive’s employment with the Company terminates, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

8.  Confidential Information; Non-Competition; Non-Solicitation.

(a) Confidential Information.  As a condition of Executive's employment hereunder, the Company agrees to provide Executive with, and to give him access to, Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, knowledge and data relating to the Company, its Subsidiaries and their respective businesses, affiliates employees, partners, managers, agents and representatives, which shall have been obtained by the Executive during the Executive's employment by the Company and/or its Subsidiaries which shall not have been or hereafter become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (hereinafter being collectively referred to as "Confidential Information").  After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, use, disclose or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company.  Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 8(a).  The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment hereunder for any reason.  In no event shall an asserted violation of the provision of this Section 8(a) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b) Non-Competition.  [During the Employment Period and for one (1) year immediately following (such period following the Employment Period, the “Restricted Period”), the Executive shall not engage in Competition, as defined below, with the Company; provided, that it shall not be a violation of this Section 9(b) for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

For purposes of this Agreement, “Competition” by the Executive means the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company as the same shall be constituted at any time during the Term.

(c) Non-Solicitation; Non-Interference.  During the Employment Period and the one year immediately following the termination of the Executive's employment with the Company for any reason (the "Restricted Period"), the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or Entity, do any of the following:

(i) solicit from any customer doing business with the Company or any of its Subsidiaries, as of the Date of Termination, business of the same or of a similar nature to the business of the Company or any of its Subsidiaries with such customer;

(ii) solicit from any potential customer (that is known to the Executive) of the Company or any of its Subsidiaries business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company or any of its Subsidiaries, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to such Date of Termination;

(iii) solicit the employment or services of any person employed by or a consultant to the Company upon the Date of Termination, or within six (6) months prior thereto (provided, however, that the provisions hereof shall be deemed not to prohibit the Executive, on the Executive's behalf or on behalf of other persons, firms or Entities, from placing advertisements in newspapers or other media of general circulation advertising employment opportunities and offering employment to individuals responding to those advertisements); or

(iv) otherwise knowingly interfere with the business or accounts of the Company or any of its Subsidiaries.

(d) General.  The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company's and its Subsidiaries' Confidential Information and goodwill.  The Executive and the Company further agree and acknowledge that the provisions of this Section 8 are necessary to protect the Company's legitimate business interests and are designed to protect the Company's and its Subsidiaries' Confidential Information and goodwill.  The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 8 are necessary for the protection of the Company's legitimate business interests and are not oppressive or injurious to the public interest.  The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 8 the Company shall be entitled to injunctive relief against the Executive's activities to the extent allowed by law, and the Executive waives any requirement for the posting of any bond by the Company in connection with such action.  The Executive further agrees that any breach or threatened breach of any of the provisions of Section 8 would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.  The Executive hereby agrees that the period during which the agreements and covenants of the Executive made in Section 8(b) shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of Section 8(b).

(e) Inventions.  The Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are (i) conceived or made by the Executive, solely or jointly with another, during the Employment Period, (ii) directly related to the business or activities of the Company or its Subsidiaries, and (iii) conceived by the Executive as a result of the Executive's employment by the Company (hereafter “Invention”).  The Executive hereby assigns and agrees to assign the Executive's interest in any such Invention, improvement or valuable discovery to the Company or its nominee.  Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to  protect the Company's or any Subsidiary's interest in any such Invention, improvement or valuable discovery.

9.  Successors.  This Agreement, and any rights and obligations hereunder, is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.  Miscellaneous.

(a) Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Executive and the Company or, in the case of a waiver, by the party waiving compliance.  No delay on the party of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege hereunder, not any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  Notwithstanding anything herein to the contrary, the Company may amend this Agreement in writing in any manner so that payments or benefits hereunder comply with or continue to be exempt from Section 409A, including, but not limited to, (i) adding a requirement that no payment or benefits due on account of the Executive's Separation From Service shall be paid during the six-month period commencing on the Executive's Date of Termination and (ii) making payment of any amounts due to the Executive hereunder such that any such payment is exempt from Section 409A (including making payment as soon as administratively practicable, within the meaning of Section 409A, for such purpose).

(b) Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

(c) Headings.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d) Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Ronald E. Smith at the address set forth in his personnel file at Deep Down, Inc.

If to the Company:	Deep Down, Inc. 8827 W. Sam Houston Pkwy N., Suite 100 Houston, Texas 77040 Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

(e) Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

(h) Deferred Compensation and Specified Employee.  The Executive acknowledges and understands that none of the Company, its Affiliates, nor any of their officers, directors or employees are responsible or liable for and none of them guarantee the tax consequences of any payments or benefits under this Agreement, including, but not limited to, any excise taxes or interest that may be incurred under Section 409A.

11.  Indemnity.

(a) Legal Fees. To the extent permitted by applicable law, and the By-Laws of the Company, the Company agrees to defend, indemnify and hold harmless the Executive from any and all claims, demands or causes of action, including reasonable attorneys' fees and expenses, suffered or incurred by the Executive as a result of the assertion or filing of any claim, demand, litigation or other proceedings based, in whole or in part, upon statements, acts or omissions made by or on behalf of the Executive pursuant to this Agreement and/or in the course and scope of the Executive's employment by the Company.  Within ten (10) days after notice from the Executive of the filing or assertion of any claim for which indemnification is provided (or sooner if action is required sooner in order to properly defend the Executive), the Company shall designate competent, experienced counsel to represent the Executive, at the Company's expense, which counsel shall be subject to the Executive's approval, which shall not be unreasonably withheld.  Should the Company fail to so designate or pay, or make arrangements for payment of, such counsel, then Executive shall have the right to engage counsel of the Executive's choosing, and the Company shall be obligated to pay or reimburse any and all fees and expenses incurred by the Executive in defending himself in connection with any such claim.

(b) Insurance. During the entire employment period, and for a period of not less than five (5) years after termination of the Executive's employment, the Company shall maintain, and pay all applicable premiums for, directors' and officers' liability insurance, of which the Executive shall be an insured, which shall provide full coverage for the defense and indemnification of the Executive, to the fullest extent permitted by applicable law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE
/s/ Ronald E. Smith
Ronald E. Smith

DEEP DOWN, INC.
By:	/s/ Eugene L. Butler
Name: Eugene L. Butler
Title: Chairman and Chief Financial Officer

EXHIBIT A

RELEASE

The Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company (as defined in the Executive's Employment Agreement) and its affiliated companies and their directors, officers, employees and representatives (collectively "Releasees"), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses and/or expenses (including attorneys' fees) of any nature whatsoever, whether known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company's right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act of 1967, as amended, which the Executive claims to have against any of the Releasees (in each case, except as to indemnification provided by (a) the Executive's Employment Agreement with the Company (as amended or superseded from time to time) and/or (b) by the Company's bylaws and any indemnification agreement or arrangement permitted by applicable law and by directors, officers and other liability insurance coverages to the extent you would have enjoyed such coverages had you remained a director or officer of the Company).  In addition, the Executive waives all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected the Executive's settlement with the other person.  The only exception to the foregoing are claims and rights that may arise after the date of execution of this Release, claims and rights arising under any employee benefit plan and claims and rights arising under Section 5 of the Executive's Employment Agreement.

The Executive understands and agrees that:

A.
He has a period of twenty-one (21) days within which to consider whether he desires to execute this Agreement, that no one hurried him into executing this Agreement during that twenty-one (21)-day period, and that no one coerced him into executing this Agreement..

B.	He has carefully read and fully understands all of the provisions of this Release, and declares that this Release is written in a manner that he fully understands.

C.
He is, through this Release, releasing the Releasees from any and all claims he may have against the Releasees, and that this Release constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621-634, including the Older Workers' Benefit Protection Act, 29 U.S.C. § 626(f).

D.	He declares that his agreement to all of the terms set forth in this Release is knowing and is voluntary.

E.	He knowingly and voluntarily intends to be legally bound by the terms of this Release.

F.	He was advised and hereby is advised in writing to consult with an attorney of his choice concerning the legal effect of this Release prior to executing this Release.

G.	He understands that rights or claims that may arise after the date this Release is executed are not waived.

H.
He understands that, in connection with the release of any claim of age discrimination, he has a period of seven (7) days to revoke his acceptance of this Release, and that he may deliver notification of revocation by letter or facsimile addressed to the President of the Company, at 8827 W. Sam Houston Pkwy N., Suite 100, Houston, TX 77040.  Executive understands that this Release will not become effective and binding with respect to a claim of age discrimination until after the expiration of the revocation period.  The revocation period commences when Executive executes this Release and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which Executive executes this Release.  Executive understands that if he does not deliver a notice of revocation before the end of the seven-day period described above, that this Release will become a final, binding and enforceable release of any claim of age discrimination.  This right of revocation shall not affect the release of any claim other than a claim of age discrimination arising under federal law.

I.
He understands that nothing in this Release shall be construed to prohibit Executive from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

AGREED AND ACCEPTED, on this _____________ day of ___________________, _______.

[Name of Executive]